UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 30, 2015

     HII TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30291	03-0453686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8588 Katy Freeway, Suite 430, Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(713) 821-3157

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Principal Officers

Effective July 30, 2015, our board of directors appointed Loretta Cross as our Chief Restructuring Officer (“CRO”).  The CRO will report to and be subject to the direct supervision of the registrant’s board of directors and will work collaboratively with the officers of the registrant to guide the registrant through a potential restructuring and recapitalizing of the registrant.  The CRO is authorized to take action with respect to such restructuring and recapitalizing of the registrant which actions may include decisions relating to all aspects of the management and operation of the registrant.  The CRO was provided to the registrant by Stout Risius and Ross (“SRR”) under the registrant’s engagement agreement with SRR dated July 30, 2015 (the “SRR Agreement”).  The CRO is providing its services to the registrant under the terms of the SRR Agreement at a rate of $495 per hour.

Loretta Cross, has served as our CRO since July 30, 2015.  Ms. Cross is a Managing Director in the Dispute Advisory and Forensic Services Group of SRR and the leader of the firm’s Energy Practice, a position she has held since 2013. Ms. Cross has more than 30 years of experience in strategic, operational, financial and litigation consulting. She is a recognized expert in the energy field and been a key business advisor to parties in some of the nation’s largest bankruptcies and restructurings and has provided expert testimony on a variety of issues ranging from accounting practices to valuation issues. Prior to joining SRR, Ms. Cross was a Managing Partner at Grant Thornton from 2006-2012 where she led both the Energy Advisory Practice and the Corporate Advisory and Restructuring Services Practice.  Ms. Cross has a B.B.A. from the University of Texas in Accounting.  In addition, Ms. Cross is a Certified Insolvency and Restructuring Advisor and has a Certification in Distressed Business Valuation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HII TECHNOLOGIES INC.

(Registrant)

Date:  July 31, 2015

By: /s/ Matthew C. Flemming_____________

Matthew C. Flemming

President and Chief Executive Officer